Exhibit 21.1

CARDINAL ENERGY GROUP, INC.

Subsidiaries

Name	Jurisdiction of Incorporation or Organization

CEGX of Texas, LLC	Texas

RedBird Social, LLC	Florida

Continental Energy, LLC	Ohio

High Performance Energy Fund Corporation	Delaware